UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 5, 2026 (January 2, 2026)

Twenty One Capital, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-42997	39-2506682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Congress Avenue, Suite 500 Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

(206) 552-9859

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	XXI	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Modifications to CFO Option Award Agreement

As previously disclosed, on December 8, 2025, Steven Meehan and Twenty One Capital, Inc. (the “Company”) entered into an employment agreement (the “CFO Employment Agreement”), setting forth the terms of Mr. Meehan’s employment, including his compensation, which is described in, and filed with, the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2025.

Pursuant to the CFO Employment Agreement, on December 8, 2025, Mr. Meehan and the Company entered into an option award agreement, where Mr. Meehan received an award (the “CFO Initial Award”) of stock options to purchase 941,620 shares of  Class A common stock of the Company, par value $0.01 per share (“Class A Common Stock”), with an exercise price of $14.43 per share (the “Prior Option Award Agreement”), which is described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 12, 2025.

On January 2, 2026, Mr. Meehan and the Company entered into a new option award agreement (the “CFO Amended Option Award Agreement”), which superseded and replaced the Prior Option Award Agreement. Pursuant to the CFO Amended Option Award Agreement, on January 2, 2026, Mr. Meehan received an award of stock options to purchase 970,201 shares of Class A Common Stock, with an exercise price of $14.43 per share (such award, the “CFO Amended Award”). Of the CFO Amended Award, options covering 796,951 shares of Class A Common Stock are subject to service-based vesting conditions (such portion of the CFO Amended Award, the “CFO Time-Based Award”), and options covering 173,250 shares of Class A Common Stock are subject to both performance-based vesting conditions and service-based vesting conditions (such portion of the CFO Amended Award, the “CFO Performance-Based Award”).

The CFO Time-Based Award will vest as follows: (x) 25% of the CFO Time-Based Award will vest on April 1, 2026, and (y) the remaining 75% of the CFO Time-Based Award will vest quarterly in equal installments between April 1, 2026 and April 1, 2029, in each case, subject to Mr. Meehan’s continued employment through the applicable vesting date. The CFO Performance-Based Award will vest annually in 4 equal tranches on each of the first 4 anniversaries of April 1, 2025, starting on April 1, 2026, and each such tranche will vest subject to (x) Mr. Meehan’s continued employment through the applicable performance vesting date; and (y) the satisfaction of each of the following performance conditions during the applicable vesting year, as determined by the Board in good faith: (i) the annual operating budget of the Company shall be within 10% of estimates as approved by the Board; (ii) the Company shall have an unqualified audit of financials, and an unqualified internal controls audit; (iii) there is no loss or misappropriation of, or loss of access to, the Company’s or its subsidiaries’ digital assets (including any digital assets held by a custodian or other third-party on behalf of the Company or its subsidiaries), excluding a loss or loss of access where the Board’s actions materially contributed to such loss or loss of access; and (iv) the growth rate in Bitcoin per share of Class A Common Stock on a fully diluted basis is at least 15% between the Closing Date and the applicable performance vesting date.

In the event that Mr. Meehan is terminated by the Company without Cause (as defined in the CFO Employment Agreement), or if Mr. Meehan resigns for Good Reason (as defined in the CFO Employment Agreement), Mr. Meehan will be entitled to exercise the portion of the CFO Amended Award that has vested as of such termination, to the extent not exercised, in accordance with the CFO Amended Option Award Agreement. The remaining portion of the CFO Amended Award will be canceled and forfeited as of the termination date, with no consideration to Mr. Meehan.

In the event that a change in control occurs, and the CFO Amended Award, to the extent outstanding, is not assumed or substituted in connection therewith by the successor of the Company, the CFO Amended Award will vest in full and become exercisable immediately prior to the consummation of the change in control.

Item 9.01 Financial Statements and Exhibits

Exhibits
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2026

Twenty One Capital, Inc.

	By:	/s/ James Nguyen
	Name:	James Nguyen
	Title:	General Counsel and Chief Compliance Officer

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